EXHIBIT 99.5

CONSENT OF CHANG, WILLIAM TAT-NIN

WEBUY GLOBAL LIMITED (the “Company”) intends to file a Registration Statement on Form F-l (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a Director Nominee.

Dated: April 11, 2023

By:	/s/ CHANG, WILLIAM TAT-NIN
CHANG, WILLIAM TAT-NIN